================================================================================

           SCHEDULE 14A - INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Heritage Financial Corporation
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                        HERITAGE FINANCIAL CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD OCTOBER 15, 1998

  NOTICE IS HEREBY GIVEN that, pursuant to call of its directors, the Annual Meeting of Shareholders of Heritage Financial Corporation ("Heritage") will be held at The Worthington Center, 5300 Pacific Avenue S.E., Lacey, Washington, on October 15, 1998 at 11:00 a.m., to consider and to vote upon the following matters:

    1. ELECTION OF DIRECTORS. Election of three (3) persons to serve on the Board of Directors until the Annual Meeting of Shareholders in 2001.

    2. APPROVAL OF 1998 STOCK OPTION AND RESTRICTED STOCK AWARD PLAN. Approval of Heritage's 1998 Stock Option and Restricted Stock Award Plan, a copy of which is included as Exhibit A to the attached Proxy Statement.

    3. WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting or any adjournment thereof.

  Only those shareholders of record at the close of business on August 31, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Wendy K. Gauksheim

                                          Wendy K. Gauksheim
                                          Secretary

Olympia, Washington
September 14, 1998

  WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU THEN MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                        HERITAGE FINANCIAL CORPORATION
                              201 5TH AVENUE S.W.
                           OLYMPIA, WASHINGTON 98501

                                PROXY STATEMENT

               SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  This Proxy Statement and the accompanying Proxy are being first sent to shareholders on or about September 14, 1998, in connection with the Annual Meeting of Shareholders of Heritage Financial Corporation ("Heritage") to be held on Thursday, October 15, 1998, at 11:00 a.m. at The Worthington Center, 5300 Pacific Avenue S.E., Lacey, Washington (the "Annual Meeting"). Only holders of record of Heritage's common stock, no par value, at the close of business on August 31, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. The number of shares of common stock outstanding and entitled to vote at the Annual Meeting is 9,863,708.

  The enclosed Proxy is solicited by the Board of Directors of Heritage. The costs of solicitation will be borne by Heritage. In addition to the use of the mails, solicitation may be made by telephone, facsimile and personal contact, by directors and officers of Heritage and regular employees of Heritage or its banking subsidiaries, Heritage Savings Bank ("Heritage Bank") and North Pacific Bank ("North Pacific"). Such persons will receive no compensation for their solicitation of Proxies other than their regular compensation for the positions they hold. Heritage does not intend to pay any compensation to any other persons for the solicitation of proxies, although it will reimburse brokers, nominees and similar non-beneficial record holders for reasonable expenses to mail proxy materials to beneficial owners.

  Under Washington law, a quorum must be present, in person or represented by proxy, at the Annual Meeting for matters properly to come before the meeting and to be voted upon. Holders of a majority of the outstanding shares of Heritage common stock as of the Record Date will constitute a quorum at the Annual Meeting.

  On each matter that properly comes before the Annual Meeting, shareholders are entitled to cast one vote for each share of common stock held, including one vote for each director to be elected. Shareholders are not entitled to cumulate their votes in the election of directors. The three (3) nominees for election as directors who receive the greatest number of votes will be elected directors. Votes may be cast in favor of some or all of the nominees for election to the Board of Directors or withheld as to some or all of the nominees; votes withheld will have the same effect as a negative vote. Approval of the 1998 Stock Option and Restricted Stock Award Plan requires the affirmative vote of holders of a majority of the shares of Heritage common stock present in person or by Proxy and entitled to vote at the Annual Meeting.

  Abstentions may be specified on all proposals other than the election of directors. An abstention from voting will have the practical effect of voting against a proposal, since the shares represented by the abstention will be considered present and entitled to vote but will not be voted in favor of the proposal.

  If shares are held in "street name" through a broker or other nominee (that is, the broker or nominee is the record holder but not the beneficial owner), and if the broker or nominee is not given specific voting instructions, the broker or nominee is permitted to exercise voting discretion regarding the matters to be acted upon at the Annual Meeting.

  If the enclosed Proxy is duly executed by a record holder and received in time for the Annual Meeting, it is the intention of the persons named in the Proxy to represent the holder to vote such holder's shares "FOR" the nominees for director listed in this Proxy Statement and "FOR" approval of the 1998 Stock Option and Restricted Stock Award Plan, unless otherwise instructed. Any Proxy given by a shareholder may be revoked before its exercise by notice to Heritage in writing, or by a subsequently dated Proxy, or by the shareholder's presence and vote at the Annual Meeting. Shares represented by properly executed Proxies not revoked will be voted in accordance with the instructions indicated in such Proxies, or, if no instructions are given, in accordance with the recommendation of management described above.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information as of August 31, 1998 with respect to beneficial ownership of Heritage's common stock by (a) each director and director nominee; (b) each person who served as chief executive officer of Heritage during the 1998 fiscal year and each of Heritage's three other most highly compensated executive officers whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 during the 1998 fiscal year (collectively, "Named Executives"); and (c) all directors and executive officers of Heritage as a group. Except as noted, Heritage believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. The percentages shown are based on the number of shares of Heritage common stock outstanding on August 31, 1998, plus, as to each such person and all officers and directors as a group, all rights to acquire shares within 60 days thereafter, including all stock options exercisable within such 60-day period. As of August 31, 1998, there were no shareholders known by Heritage to be the beneficial owners of more than 5% of Heritage's outstanding shares of common stock.

                                                     SHARES BENEFICIALLY
                                                   OWNED AT AUGUST 31, 1998
                                               --------------------------------
                                                         PERCENT OF OUTSTANDING
NAME                                            NUMBER        COMMON STOCK
----                                           --------- ----------------------
Lynn M. Brunton (1)...........................   109,823           1.1%
John A. Clees (2).............................    85,024             *
James Hastings (3)............................    43,176             *
Daryl D. Jensen (4)...........................   115,270           1.2%
H. Edward Odegard (5).........................    99,823           1.0%
John D. Parry (6).............................    64,610             *
Donald V. Rhodes (7)..........................   243,812           2.5%
James P. Senna (8)............................    71,577             *
Brian L. Vance (9)............................    58,494             *
Peter K. Wallerich............................       -0-           -0-
Philip S. Weigand (10)........................   112,852           1.1%
Directors and executive officers as a group
 (12 persons) (11)............................ 1,041,189          10.4%

--------
  *  Represents less than 1.0% of Heritage's outstanding common stock.
 (1) Includes 12,585 shares issuable upon exercise of options, 10,298 of which are exercisable at $1.94 per share, and 2,287 of which are exercisable at $3.58 per share.
 (2) Includes 12,585 shares issuable upon exercise of options, 10,298 of which are exercisable at $1.94 per share, and 2,287 of which are exercisable at $3.58 per share.
 (3) Includes 28,320 shares issuable upon exercise of options, 25,746 of which are exercisable at $1.94 per share, and 2,574 of which are exercisable at $3.58 per share.
 (4) Includes 6,585 shares issuable upon exercise of options, 4,298 of which are exercisable at $1.94 per share, and 2,287 of which are exercisable at $3.58 per share.
 (5) Includes 12,585 shares issuable upon exercise of options, 10,298 of which are exercisable at $1.94 per share, and 2,287 of which are exercisable at $3.58 per share.
 (6) Includes (a) 25,728 shares issuable upon exercise of options, 17,146 of which are exercisable $2.33 per share, and 8,582 of which are exercisable at $3.58 per share; and (b) 150 shares owned by a corporation controlled by Mr. Parry's spouse, of which 150 shares Mr. Parry disclaims beneficial ownership.
 (7) Includes 1,441 shares owned as joint tenant with his son, for which Mr. Rhodes disclaims beneficial ownership.

 (8) Includes 2,287 shares issuable upon exercise of options at $3.58 per share.
 (9) Includes 25,746 shares issuable upon exercise of options, 17,164 of which are exercisable at $3.11 per share, and 8,582 of which are exercisable at $3.58 per share.
(10) Includes 10,268 shares issuable upon exercise of options, 7,981 of which are exercisable at $1.94 per share, and 2,287 of which are exercisable at $3.58 per share.
(11) Includes 139,263 shares issuable upon exercise of options.

                              EXECUTIVE OFFICERS

  The following table sets forth certain information about the executive officers of Heritage. See also, "PROPOSAL 1: ELECTION OF DIRECTORS" for background information concerning Mr. Rhodes.

                                                              HAS SERVED AS AN
                                                              EXECUTIVE OFFICER
 NAME                     AGE            POSITION             OF HERITAGE SINCE
 ----                     ---            --------             -----------------
 Donald V. Rhodes........  62 Chairman, President and Chief         1998
                              Executive Officer
 James Hastings (1)......  46 Vice President and Treasurer          1998
 John D. Parry (2).......  52 Executive Vice President--            1998
                              Administration, Heritage Bank
 Brian L. Vance (3)......  44 Executive Vice President--            1998
                              Loan Administration, Heritage
                              Bank
 Wendy K. Gauksheim (4)..  38 Vice President and Secretary          1998

--------
(1) Mr. Hastings has been employed by Heritage Bank since 1985, and currently serves as the Senior Vice President and Treasurer of Heritage Bank. Mr. Hastings is a Certified Public Accountant with over 20 years of banking and thrift experience either in public accounting or with financial institutions.
(2) Mr. Parry has been employed by Heritage Bank since 1994. Prior to joining Heritage Bank, Mr. Parry was the Senior Vice President in charge of Washington banking operations of the Washington Division of Great American First Savings Bank, a California headquartered thrift institution.
(3) Mr. Vance has been employed by Heritage Bank since 1996. Prior to joining Heritage Bank, Mr. Vance was employed for over 20 years with West One Bank, an Idaho headquartered commercial bank, in both Idaho and Washington. Prior to leaving West One, he was the Senior Vice President and Regional Manager of banking operations for the South Puget Sound Region. On August 17, 1998, the Board of Directors of Heritage Bank approved the appointment of Mr. Vance as President and Chief Operating Officer of Heritage Bank, to be effective as of October 1, 1998.
(4) Ms. Gauksheim has been employed by Heritage Bank since 1987, and currently serves as Senior Vice President--Corporate Services Officer of Heritage Bank.

  All officers are appointed by the Board of Directors and serve at the pleasure of the Board for an unspecified term.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  Heritage's Articles of Incorporation provide that the number of directors to be elected by the shareholders shall be not less than five (5) nor more than twenty-five (25) and that, within such minimum and maximum, the exact number of directors shall be fixed by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at eight (8).

  Directors are divided into three classes, each class serving for a period of three years. Approximately one-third of the members of the Board of Directors are elected by the shareholders annually. The directors whose terms will expire at the 1998 Annual Meeting are John A. Clees, James P. Senna, and Peter
K. Wallerich, all of whom have been nominated by the Board of Directors for re-election at the 1998 Annual Meeting. If elected, such directors will hold office until the Annual Meeting of Shareholders in the year 2001 and until their successors are elected and qualified.

  Each nominee has indicated that he is able and willing to serve on the Board of Directors. If any nominee hereafter should become unable or unwilling to serve, the Proxy will be voted for such person as is designated by the Board of Directors to replace such nominee. The Board of Directors presently has no knowledge that any of the nominees will be unable or unwilling to serve.

  Information regarding the nominees for election as directors at the Annual Meeting, whose terms will expire in 2001, and regarding all other incumbent directors, is provided below, including their respective names, ages, principal occupations during the past five years, and years first elected a director of Heritage or Heritage Bank. The address for all of the nominees and other incumbent directors is 201 5th Avenue S.W., Olympia, Washington 98501. All of the nominees are presently directors of Heritage and, with the exception of Mr. Wallerich, of Heritage Bank and North Pacific.

NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2001

JOHN A. CLEES                                               Director since 1990

  Mr. Clees, 50, has been the President of Clees Miles CPA Group, Olympia, Washington, since October 1995. Prior to that time he was an officer of Gattis, Clees and Company, an accounting firm with offices in Seattle and Olympia, Washington.

JAMES P. SENNA                                              Director since 1976

  Mr. Senna, 63, has been the President and Chief Executive Officer of Shee Atika, Incorporated (an Alaska Native Corporation), Sitka, Alaska, since 1987.

PETER K. WALLERICH                                     Director since June 1998

  Mr. Wallerich, 67, is presently a private investor. Mr. Wallerich was the Chairman, President and Chief Executive Officer of North Pacific
Bancorporation, the parent company of North Pacific Bank, located in Tacoma, Washington, from 1970 until June 1998, when that company was acquired by Heritage.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 1999

DONALD V. RHODES                                            Director since 1989

  Mr. Rhodes, 62, has served as President and Chief Executive Officer of Heritage Bank since 1989. He was elected Chairman of the Board in 1990. Mr. Rhodes is also the Chairman, President and Chief Executive Officer of Heritage and the Chairman and Chief Executive Officer of North Pacific. Since 1985, Mr. Rhodes also has served as Chairman, President and Chief Executive Officer of Washington Independent Bancshares, Inc. and as Chairman and Chief Executive Officer of that company's wholly owned subsidiary, Central Valley Bank, N.A., a commercial bank headquartered in Toppenish, Washington, which, at June 30, 1998, had approximately $55 million in assets.

DARYL D. JENSEN                                             Director since 1985

  Mr. Jensen, 59, has been the President and a director of Sunset Life Insurance Company of America since 1973. Mr. Jensen also has served as a director of that company's parent company, Kansas City Life Insurance Company, since 1978.

H. EDWARD ODEGARD                                           Director since 1987

  Mr. Odegard, 67, has been a private investor since 1993. Prior to that time, he was the co-owner and manager of The Valley Athletic Club, Tumwater, Washington.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 2000

LYNN M. BRUNTON                                             Director since 1990

  Ms. Brunton, 60, is presently a community volunteer. As a community volunteer, she serves as a member of the St. Peter Hospital Community Board and is actively involved in several local and community organizations.

PHILIP S. WEIGAND                                           Director since 1985

  Mr. Weigand, 60, is a retired Lieutenant Colonel of the U.S. Marine Corps., with 20 years of active service. Since 1988, Mr. Weigand has been a real estate agent with Virgil Adams Real Estate, located in Olympia, Washington.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors of Heritage has established certain standing committees, including an Audit and Finance Committee and a Personnel and Compensation Committee. There presently is no standing nominating committee.

  Audit and Finance Committee. The main functions performed by the Audit and Finance Committee include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the internal auditors and the independent auditors, and reviewing the reports of bank regulatory authorities. The Audit and Finance Committee also is responsible for reviewing the annual and other reports to the Securities and Exchange Commission and the annual report to Heritage shareholders. Current members of the Committee, none of whom are officers or employees of Heritage or Heritage Bank, are Messrs. Clees (Chairman), Weigand and Odegard and Ms. Brunton. There were four (4) meetings of the Audit and Finance Committee during the fiscal year ended June 30, 1998.

  Personnel and Compensation Committee. The Personnel and Compensation Committee reviews and recommends remuneration arrangements for senior management. Current members of the Personnel and Compensation Committee, none of whom are officers or employees of Heritage or Heritage Bank, are Messrs. Jensen (Chairman) and Clees and Ms. Brunton. There was one (1) meeting of the Personnel and Compensation Committee during the fiscal year ended June 30, 1998.

  Board of Directors Meetings. There were sixteen (16) meetings of the Board of Directors of Heritage during the 1998 fiscal year. All directors attended at least 75% of the total meetings of the Board and all committees of which they were members during the 1998 fiscal year.

  Director Compensation. During the fiscal year ended June 30, 1998, Heritage's non-officer directors received an annual retainer of $6,000 and a monthly fee of $500 for each Board meeting attended. Non-officer directors also received $100 for each committee meeting attended, with the Chairman of the committee receiving $150 per meeting attended. Directors who are officers or employees of Heritage or its subsidiaries receive no additional compensation for service as directors or members of Board committees.

  In January 1994 and pursuant to Heritage's 1994 Stock Option Plan, directors Brunton, Clees, Jensen, Odegard, Senna and Weigand each were granted a nonqualified stock option to purchase 10,298 shares of Heritage common stock at an exercise price of $1.94 per share (as adjusted for the mutual holding company conversion). In January 1997 and pursuant to Heritage's 1997 Stock Option Plan, directors Brunton, Clees,

Jensen, Odegard, Senna and Weigand each were granted a nonqualified stock option to purchase 6,863 shares of Heritage common stock at an exercise price of $3.58 per share (as adjusted for the mutual holding company conversion). All director options vest and become exercisable in annual one-third increments beginning one year after the date of grant. The options are exercisable for a period of five years after they vest.

  Shareholder Nominees for Election to Board of Directors at 1998 Annual Meeting. In accordance with Heritage's Articles of Incorporation, any shareholder nominations of candidates for election to the Board of Directors at the 1998 Annual Meeting of Shareholders must be made in writing not less than 14 nor more than 50 days prior to the Annual Meeting and must be delivered or mailed to the Chairman of Heritage, provided, however, that if less than 21 days' notice of the Annual Meeting is given to shareholders, shareholder nominations must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day on which notice of the Annual Meeting was mailed. Shareholder nominations should contain the following information to the extent known to the nominating shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of Heritage that will be voted for each proposed nominee; (d) the name and address of the nominating shareholder; and (e) the number of shares of stock of Heritage owned by the nominating shareholder. Nominations not made in accordance with the foregoing requirements may be disregarded by the Chairman of the Annual Meeting, in his discretion; upon the Chairman's instruction, if the foregoing requirements are not satisfied, the vote teller may disregard all votes cast for such a nominee.

                            EXECUTIVE COMPENSATION

REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE
REGARDING EXECUTIVE COMPENSATION

  This report of Heritage's Personnel and Compensation Committee (the "Committee") describes in general terms the process the Committee undertakes and the factors it considers in determining the appropriate compensation for Heritage's executive officers, including the executive officers who are named in the Summary Compensation Table which follows (the "Named Executives").

GENERAL

  The Committee is responsible for establishing and monitoring compensation programs for executive officers of Heritage and its subsidiaries. The Committee reviews and approves individual executive officer salaries, bonus plan allocations, and stock option grants and other equity-based awards. The Committee is responsible for establishing the compensation and evaluating the performance of the Chief Executive Officer, while the Chief Executive Officer evaluates the performance of the other executive officers and recommends individual compensation levels for approval by the Committee. None of the members of the Committee are officers or employees of Heritage, Heritage Bank or North Pacific.

COMPENSATION PHILOSOPHY

  The Committee's compensation philosophy is intended to reflect and support the goals and strategies that Heritage has established. Currently, Heritage's growth strategy is to broaden its products and services from traditional thrift products and services to those more closely related to commercial banking. The key elements of this strategy are geographic and product expansion, loan portfolio diversification, development of relationship banking and maintenance of asset quality. The Committee believes these goals, which are intended to create long-term shareholder value, must be supported by a compensation program that:

  . attracts and retains highly qualified executives;

  . provides levels of compensation that are competitive with those offered by other financial institutions;

  . motivates executives to enhance long-term shareholder value by helping them to build their own ownership in Heritage; and

  . integrates Heritage's long-term strategic planning and measurement processes.

COMPENSATION PROGRAMS AND PRACTICES

  Heritage's compensation program includes competitive salary and benefits, opportunities for employee ownership of Heritage stock through participation in an employee stock ownership plan and, for certain employees, an annual incentive cash bonus based upon attainment of company and individual performance goals and opportunities for stock ownership of Heritage stock through stock option and restricted stock programs.

  In determining compensation packages for individual executives, the Committee considers various subjective and objective factors, including (1) individual job responsibilities and experience; (2) individual performance in terms of both qualitative and quantitative goals; (3) Heritage's overall performance, as measured by attainment of strategic and budgeted financial goals and prior performance; and (4) industry surveys, prepared by an independent consulting firm, of compensation for comparable positions with similar institutions in the State of Washington, the Pacific Northwest and the United States.

  It is not anticipated that the limitations on deductibility, under Internal Revenue Code (S) 162(m), of compensation to any one executive that exceeds $1,000,000 in a single year will apply to Heritage or its subsidiaries in the foreseeable future. In the event that such limitation would apply, the Committee will analyze the circumstances presented and act in a manner that, in its judgment, is in the best interests of Heritage. This may or may not involve actions to preserve deductibility.

  Components of Heritage's compensation program are the following:

  Base Salary. Salary levels of executive officers are designed to be competitive within the banking industry. In setting competitive salary ranges, the Committee periodically evaluates current salary levels of other financial institutions with size, lines of business, geographic dispersion and market place position similar to Heritage's.

  Base salaries for Heritage's executive officers other than the Chief Executive Officer are based upon recommendations by him, taking into account the subjective and objective factors described above. The Committee reviews and approves or disapproves such recommendations.

  Annual Incentive Bonus. Executive officers have an annual incentive opportunity with cash awards (bonuses) based on the overall performance of Heritage and on attainment of individual performance targets. The annual awards are determined by formulas established by the Committee following each fiscal year and is based upon an assessment of Heritage's performance (for fiscal 1998, primarily with respect to the Company's return on average assets) as compared to both budgeted and previous fiscal year performance and upon an evaluation by the Chief Executive Officer of an executive's individual performance and contribution to Heritage's overall performance. The Committee then reviews and approves the bonus recommendations and presents them to the Board of Directors for approval.

  Stock Option and Other Stock-Based Compensation. Equity-based compensation is intended to more closely align the financial interests of Heritage's executives with long-term shareholder value, and to assist in the retention of executives who are key to the success of Heritage and its subsidiaries. Equity-based compensation generally has been in the form of incentive stock options and restricted stock awards pursuant to Heritage's existing stock option plans. The Committee determines from time to time which executives, if any, will receive stock options or awards and determines the number of shares subject to each option or award. Grants of stock options and awards are based on various subjective factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage and prior option grants.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The base compensation for Heritage's President and Chief Executive Officer, Donald V. Rhodes, was determined by the Committee with final approval by the Board based on the same criteria as the compensation for the other executive officers. From July 1, 1997, until September 30, 1997, Mr. Rhodes' annual base salary was $150,000. In October 1997, in connection with the conversion of Heritage from a mutual to stock organization, Heritage entered into an employment agreement with Mr. Rhodes providing for an annual base salary of $174,000, which may be increased at the discretion of the Board of Directors or the Committee. In addition, for the fiscal year ended June 30, 1998, Mr. Rhodes received an annual incentive bonus payment of

$45,000. The Chief Executive Officer's bonus potential is based on achievement of certain targeted results of the Company (for fiscal 1998, with respect to the Company's return on average assets) and is determined by the Committee with final approval by the Board.

CONCLUSION

  The Committee believes that for the 1998 fiscal year, the compensation for Mr. Rhodes, as well as for the other executive officers, were consistent with Heritage's overall compensation philosophy and clearly related to the realization of Heritage's goals and strategies for the year. The Committee also notes that return to shareholders, as evidenced by the Stock Performance Graph measurement of Heritage's performance against its industry group, is further evidence of what the Committee considers to have been highly satisfactory performance by the Named Executives and other executive officers during the 1998 fiscal year.

  Respectfully submitted by: Daryl D. Jensen, Chairman of the Committee
                       John A. Clees, Member
                       Lynn M. Brunton, Member

STOCK PERFORMANCE GRAPH

  The chart shown below depicts total return to shareholders during the period beginning January 8, 1998, when Heritage first issued its shares publicly, and ending June 30, 1998. Total return includes appreciation in market value of Heritage common stock as well as actual cash and stock dividends paid to shareholders. Indices shown below, for comparison purposes only, are the S&P 500(TM) stock index, which is a broad nationally recognized index of stock performance by publicly traded companies, and the SNL Securities thrift index, which is comprised of publicly-traded thrift institutions with assets of $250 million to $500 million located throughout the United States. The chart assumes that the value of the investment in Heritage's common stock and each of the two indices was $100 on January 8, 1998, and that all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
  AMONG HERITAGE FINANCIAL CORP., S&P 500 AND SNL $250M - $500M THIRFT INDEX

                        PERFORMANCE GRAPH APPEARS HERE


                             HERITAGE
Measurement Period           FINANCIAL      S&P          SNL $250M - $500M
(Fiscal Year Covered)        CORP.          500 INDEX    THRIFT INDEX
----------------------       ----------     ---------    -----------------
Measurement Pt- 1/09/1998    $100           $100         $100
FYE 01/31/1998               $101.89        $105.72      $101.59
FYE 02/28/1998               $111.32        $113.35      $106.70
FYE 03/31/1998               $115.09        $119.15      $110.13
FYE 04/30/1998               $118.20        $120.35      $112.00
FYE 05/31/1998               $115.36        $118.28      $108.46
FYE 06/30/1998               $111.58        $123.09      $105.18

SUMMARY COMPENSATION TABLE

  The following table sets forth the aggregate compensation for services rendered to Heritage or its subsidiaries in all capacities paid or accrued for the fiscal years ended June 30, 1996, June 30, 1997 and June 30, 1998, to Heritage's Chief Executive Officer and each of the three other most highly compensated executive officers whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 during the 1998 fiscal year (the "Named Executives").

                                                        LONG-TERM
                           ANNUAL COMPENSATION     COMPENSATION AWARDS
                         ----------------------- ------------------------
                                                  RESTRICTED  SECURITIES
NAME AND PRINCIPAL       FISCAL                     STOCK     UNDERLYING     ALL OTHER
POSITION                  YEAR   SALARY   BONUS  AWARDS($)(1) OPTIONS (#) COMPENSATION(2)
------------------       ------ -------- ------- ------------ ----------- ---------------
Donald V. Rhodes........  1998  $168,000 $45,000     -0-           -0-        $20,758
 Chairman, President and  1997   148,906  19,470     -0-        10,000         16,350
 Chief Executive Officer  1996   135,385  64,350     -0-           -0-         15,026
James Hastings..........  1998    90,600  16,965     -0-           -0-         10,850
 Vice President and
  Treasurer               1997    87,984  11,680     -0-         1,500         10,184
                          1996    87,684  27,070     -0-           -0-          7,883
John D. Parry...........  1998    99,450  20,930     -0-           -0-         14,906
 Executive Vice
  President--             1997    95,621   3,644     -0-         5,000         13,686
 Administration,
  Heritage Bank           1996    90,406  28,803     -0-           -0-         11,634
Brian L. Vance .........  1998    99,450  24,786     -0-           -0-         14,022
 Executive Vice
  President--             1997    91,004  14,994     -0-         5,000            -0-
 Loan Administration,
  Heritage Bank           1996       -0-     -0-     -0-         5,000            -0-

--------
(1) In 1995, Mr. Rhodes was granted, for no cash consideration, a restricted stock award of 5,000 shares with a fair market value at the date of grant of $50,000. At June 30, 1998, the value of the aggregate restricted stock holdings outstanding was estimated at $380,000. Dividends are paid on outstanding shares of restricted stock.
(2) Amounts in fiscal 1998 represent, for Messrs. Rhodes, Hastings, Parry and
    Vance: (i) matching contributions under Heritage's 401(k) plan in the amount of $4,800, $1,200, $3,528 and $3,434, respectively; (ii)
    contributions under Heritage's defined contribution retirement plan in the amount of $9,600, $6,198, $7,056, and $6,869, respectively; (iii)
    contributions under Heritage's ESOP of approximately $4,462, $2,881, $3,280, and $3,192, respectively; and (iv) life insurance premiums paid by Heritage for the benefit of each executive in the amount of $1,896, $571, $1,041 and $526, respectively.

OPTION GRANTS IN FISCAL YEAR 1998

  There were no grants of stock options to the Named Executives in the fiscal year ended June 30, 1998.

OPTION EXERCISES AND YEAR-END OPTION VALUES

  The following table summarizes option exercises during the 1998 fiscal year by each of the Named Executives and the 1998 fiscal year-end value of unexercised options granted to the Named Executives:

                                                  NUMBER OF SECURITIES      VALUE OF UNEXERCISED IN-
                           SHARES                UNDERLYING UNEXERCISED       THE-MONEY OPTIONS AT
                         ACQUIRED ON  VALUE     OPTIONS AT JUNE 30, 1998        JUNE 30, 1998(1)
NAME                      EXERCISE   REALIZED (EXERCISABLE/UNEXERCISEABLE) (EXERCISABLE/UNEXERCISABLE)
----                     ----------- -------- ---------------------------- ---------------------------
Donald V. Rhodes........      -0-         -0-       68,656 / 34,328            $851,334 / 383,444
John D. Parry...........    8,600    $106,812       25,728 / 17,164            $308,814 / 191,722
Brian L. Vance..........      -0-         -0-       25,746 / 25,746            $295,650 / 291,616
James Hastings..........      -0-         -0-       28,320 /  5,149            $358,558 /  57,514

--------
(1) Values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $14.75, the last sale price of Heritage's common stock on the Nasdaq National Market on June 30, 1998.

OTHER EMPLOYEE BENEFITS

  Heritage maintains a defined contribution retirement plan. The plan allows participation of all employees, including executive officers, upon completion of one year of service and attainment of 21 years of age. It is Heritage's policy to fund plan costs as accrued. Employee vesting occurs over a period of seven years, at the end of which period they become fully vested. Heritage accrued a contribution in the amount of $240,000 to the pension plan in fiscal 1998.

  Heritage maintains a salary savings 401(k) plan for its employees, including executive officers. All persons employed as of July 1, 1994 automatically participate in the plan. All employees hired after that date who are at least 21 years of age and have one year of service may participate in the plan. Employees who participate may contribute a portion of their salary, which is matched 50% by the employer, up to certain specified limits. Employee vesting in employer matching contributions is similar to the retirement plan vesting described above.

  Heritage sponsors an Employee Stock Ownership Plan ("ESOP") which is intended to satisfy the requirements for an employee stock ownership plan under the Internal Revenue Code of 1986, as amended ("Code"), and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Full-time employees who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in the ESOP. The ESOP owned 259,461 shares of Heritage common stock at June 30, 1998, of which 130,884 were allocated to participants' accounts and 128,577 were held in a suspense account. Shares held in the suspense account are released to participant accounts on a pro rata basis as Heritage's loan to the ESOP is repaid. Heritage's contribution to the ESOP is not fixed so benefits payable under the ESOP cannot be estimated.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

  Heritage and Heritage Bank have entered into an employment agreement with Mr. Donald V. Rhodes, effective as of October 1, 1997. The agreement with Mr. Rhodes provides for his service as President and Chief Executive Officer of Heritage and Heritage Bank at an annual base salary of $174,000, which may be increased at the discretion of the Board of Directors or by an authorized committee thereof. In addition to base salary, the agreement provides for Mr. Rhodes' participation in employee benefit plans and other fringe benefits applicable to senior executives of Heritage Bank. The term of the agreement will run until Mr. Rhodes attains age 65 (March 14, 2001), and then will be automatically renewed for additional terms of one year each unless notice is given one year prior to the expiration date of any term that renewal will not be effected. In the event the employment of Mr. Rhodes is terminated by Heritage at any time for "cause" or by Mr. Rhodes without "good reason", both as defined in the agreement, no termination benefit will be payable. If Mr. Rhodes is terminated without cause or he terminates the agreement for good reason, a severance benefit will be payable in an amount equal to two times the amount of his then-current annual base salary, or the amount of such salary which would otherwise have been paid to him during the then remaining term of the agreement, whichever is greater.

  The agreement with Mr. Rhodes also provides for the payment of a severance benefit to Mr. Rhodes in the event of his termination of employment in certain cases preceding, and for any reason following by up to two years, a change of control of Heritage or Heritage Bank. Under the terms of the agreement, Mr. Rhodes is entitled to receive his then-current base salary for three years following such termination or until the end of the term of the agreement, whichever is longer ($522,000 based on Mr. Rhodes' current salary and assuming a three-year payment). In such circumstances, he also is entitled to all benefits in his agreement, to be fully vested as to unvested options, and to have restrictions lapse with regard to any restricted stock or other restricted securities.

  Heritage Bank has entered into severance agreements with Messrs. John Parry, Executive Vice President-Administration, and Brian Vance, Executive Vice President-Loan Administration. The term of each of these severance agreements is five years. The agreements provide that Messrs. Parry and Vance each would receive a severance benefit in an amount equal to two times the amount of their then-current annual base salary ($204,000 each based on their current salaries), if their employment is terminated in certain cases preceding, and for any reason following by up to two years, a change of control of Heritage or Heritage Bank. Heritage Bank also has entered into a severance agreement with Mr. Hastings that provides Mr. Hastings with a severance equal to his then-current annual base salary (an aggregate amount of $92,400 based on his current salary) in the event his employment is terminated for any reason within up to two years following a change in control of Heritage or Heritage Bank.

  For purposes of the agreements, "change of control" includes, among other things, the acquisition by any person of 25% or more of the outstanding securities of Heritage replacement of incumbent directors or election of newly elected directors constituting a majority of the Board of Heritage where such replacement or election has not been supported by the Board; dissolution, or sale of 50% or more in value of the assets, of either Heritage or Heritage Bank or any of their respective subsidiaries; or the merger of Heritage into any corporation, 25% or more of the outstanding common stock of which is owned by other than owners of the common stock of Heritage prior to such merger.

  The employment agreement with Mr. Rhodes and the severance agreements with Messrs. Parry and Vance provide that in the event any of those executives receive an amount under the provisions of the agreements that results in imposition of a tax on the executive under the provisions of the Code Section 4999 (relating to Golden Parachute payments), the employer is obligated to reimburse the executive for that amount, exclusive of any tax imposed by reason of receipt of reimbursement under the employment agreements.

  The agreements also restrict the right of Messrs. Rhodes, Parry and Vance to compete against Heritage or Heritage Bank in the State of Washington for a period of two years in the case of Mr. Rhodes and one year in the case of Messrs. Parry and Vance following termination of employment, except in the case of Mr. Rhodes if employment is terminated without cause or good reason.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Heritage is a reporting company pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"). Pursuant to Section 16(a) of the Exchange Act, and the rules promulgated thereunder, directors, officers, greater than ten percent shareholders, and certain other key personnel are required to report their ownership and any changes in ownership of Heritage securities to the Securities and Exchange Commission (the "SEC"). Except as described below, Heritage believes that all Section 16(a) filing requirements applicable to its directors, officers and greater than ten percent shareholders were complied with. In making these disclosures, Heritage has relied solely upon written representations of its directors and executive officers and copies of the reports they have filed with the SEC. During fiscal year 1998, the initial Form 3 reports for each of Heritage's executive officers and directors, with the exception of Mr. Wallerich, were filed 7 days late. In addition, a Form 4 reporting a single transaction by Mr. Vance was filed 14 days late.

                INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

  In addition to his position as Chairman, President and Chief Executive Officer of Heritage and Heritage Bank, Mr. Donald V. Rhodes is the Chairman of the Board and Chief Executive Officer of Washington Independent Bancshares, Inc. ("WIB"), a closely held bank holding company, and its subsidiary, Central Valley Bank, N.A. ("CVB"), which is headquartered in Toppenish, Washington. Mr. Daryl D. Jensen, a director of Heritage and Heritage Bank, is also a director of WIB and CVB. WIB had total assets of approximately $55 million at June 30, 1998. CVB serves a market area in central Washington approximately 150 miles east of Olympia. Mr. Rhodes beneficially owns 7.82% of WIB's common stock and Mr. Jensen beneficially owns 3.87% of such common stock.

  During fiscal year 1998, certain directors and executive officers of Heritage, Heritage Bank and North Pacific, and their associates, were customers of Heritage Bank and/or North Pacific, and it is anticipated that such individuals will continue to be customers of Heritage Bank and/or North Pacific in the future. All transactions between Heritage Bank, North Pacific Bank, and their executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

                 PROPOSAL 2: APPROVAL OF 1998 STOCK OPTION AND
                          RESTRICTED STOCK AWARD PLAN

BACKGROUND

  In September 1994, Heritage Bank's shareholders approved the adoption of the 1994 Stock Option Plan ("1994 Plan"), providing for the award of restricted stock to a key officer, incentive stock options to employees and nonqualified stock options to directors of Heritage Bank, all at the discretion of the Board of Directors. In September 1996, the shareholders of Heritage Bank approved the adoption of the 1997 Stock Option Plan ("1997 Plan"), which generally is similar to the 1994 Plan. The 1997 Plan does not affect options granted under the 1994 Plan.

  Under both of these stock option plans, the exercise price for option shares is determined by the administrator of the plan, currently Heritage's Personnel and Compensation Committee, provided that the exercise price for any incentive stock options granted under the plans must be at least equal to the market value per share of Heritage common stock on the date of grant. The 1994 Plan provides for the grant of options and stock awards of up to 344,996 shares (as adjusted for the recent mutual holding company conversion). The 1997 Plan provides for the grant of options and stock awards for up to 257,460 shares (as adjusted for the conversion). All shares reserved under the 1994 Plan are subject to grants and awards already made; and all options are fully vested, with the exception of options to purchase 12,013 shares granted to four employees in 1996, which options will become fully vested by June 30, 1999. A total of 25,746 shares under the 1994 Plan and 3,000 shares under the 1997 Plan were issued as restricted stock awards subject to lapse provisions that end in 1999 and 2003, respectively. A total of 3,028 shares remains available for grant under the 1997 Plan. All stock option awards made under the 1997 Plan require vesting over a three-year period beginning January 31, 1997. Under both plans, options must be exercised within five years of vesting.

THE 1998 PLAN

  Subject to shareholder approval, the Board of Directors has terminated the 1994 and 1997 Plans as to future grants and has adopted a 1998 Stock Option and Restricted Stock Award Plan ("1998 Plan"). The Board of Directors recommends that shareholders approve the 1998 Plan. The Board believes that the 1998 Plan will benefit Heritage and its existing and any future subsidiaries by providing employees and directors of, and persons offered employment by, Heritage and its subsidiaries with a proprietary interest in Heritage as an incentive to contribute to the success of Heritage, and to reward employees for outstanding performance and attainment of targeted objectives. The purpose of the 1998 Plan is to promote Heritage's success by aligning employee and director financial interests with long-term shareholder value. A copy of the 1998 Plan is attached to this Proxy Statement as EXHIBIT A.

DESCRIPTION OF 1998 PLAN

  The following is a summary of the principal provisions of the 1998 Plan and is subject to and qualified in its entirety by the express terms of the 1998 Plan, which is incorporated herein by reference.

  Purpose. The purpose of the 1998 Plan is to (i) enhance the long-term profitability and shareholder value of Heritage by offering stock-based incentives and rewards to employees and directors of, and individuals to whom an offer of employment has been made by, Heritage or its subsidiaries; (ii) attract and retain the best available personnel for positions of responsibility with Heritage and its subsidiaries; and (iii) encourage employees and directors to acquire and maintain stock ownership in Heritage.

  Administration. The 1998 Plan presently is administered by Heritage's Personnel and Compensation Committee (the "Committee"). The Committee has been authorized by the Board of Directors to act in this capacity, and all members of the Committee serve for such terms as the Board of Directors determines and may be removed by the Board of Directors. In addition to its authority to grant stock options and make restricted stock awards (collectively "Awards"), as described below, the Committee is authorized to administer and interpret the 1998 Plan, subject to its express provisions. To be consistent with recent changes to the securities laws, the 1998 Plan directs that the Board of Directors consider appointing individuals to the Committee who qualify as "non-employee directors" or "outside directors" as defined in the securities laws and the Internal Revenue Code of 1986, as amended (the "Code").

  Shares Subject to 1998 Plan. Under the 1998 Plan, a maximum of 395,000 shares of common stock would be reserved for issuance upon the exercise of stock options and, as part of a Management Recognition Plan, up to an additional 66,125 shares of common stock would be reserved for award as restricted stock. In addition, any shares of common stock that would be available for reissuance under the 1994 or 1997 Plans due to forfeiture, termination and cancellation of options and awards thereunder will be added to the aggregate number of shares available for issuance under the 1998 Plan. To the extent permitted by applicable law, expired, forfeited, terminated or canceled Award shares under the 1998 Plan will become available again for delivery as Awards pursuant to the Plan.

  Limitations. Not more than 20% of the aggregate number of shares available for delivery pursuant to an Award granted under the Plan may be issued to any participant during any one calendar year. In addition, in the case of incentive stock options, the aggregate fair market value of all shares becoming exercisable in any one year shall not exceed $100,000.

  Persons Who May Participate. Awards may be granted under the 1998 Plan to those employees and directors of, and persons offered employment by, Heritage or its subsidiaries as the Committee from time to time selects, provided that only employees may be granted incentive stock options. If the 1998 Plan is approved by shareholders at the Annual Meeting, there will be approximately 200 employees, including executive officers, and seven nonemployee directors eligible to participate in the 1998 Plan.

  Types of Awards. Awards granted under the 1998 Plan may include Incentive Stock Options ("ISOs") intended to meet all of the requirements of an "Incentive Stock Option" as defined in Section 422 of the Code, nonqualified stock options ("NSOs"), and restricted stock awards.

TERMS AND CONDITIONS OF AWARDS

  Agreements. Each Award granted under the 1998 Plan must be evidenced by a written agreement duly executed on behalf of Heritage. Each agreement will comply with and be subject to the terms and conditions of the 1998 Plan. An agreement also may contain such other terms, provisions and conditions not consistent with the 1998 Plan as may be determined by the Committee.

  Stock Option Grants. The exercise price for each option granted under the 1998 Plan will be determined by the Committee, but will not be less than 100% of the fair market value of Heritage's common stock on the date of grant of an ISO. For purposes of the 1998 Plan, "fair market value" means the closing transaction price of the common stock on the date of grant as reported on the Nasdaq National Market. As of September 2, 1998, the closing sales price for Heritage's common stock as reported on the Nasdaq National Market was $10.50 per share.

  The exercise price of an option must be paid in cash or such other consideration of comparable value deemed acceptable by the Committee, including already-owned shares of Heritage common stock, other securities, other options or other property. The Committee may also, in its discretion, allow for the cashless exercise of an option whereby an optionee can authorize a third party to sell shares of Heritage common stock acquired upon exercise of an option and remit to Heritage a sufficient amount of the sale proceeds to pay the exercise price and any applicable tax withholding.

  The term of outstanding options will be fixed by the Committee. No ISO granted pursuant to the 1998 Plan will be exercisable after 10 years from the date of grant. Each option will be exercisable pursuant to a vesting schedule to be determined by the Committee.

  The 1998 Plan provides that options generally will be exercisable for up to one year after termination of service as a result of a death or disability, and for up to three months after all other terminations except for terminations for "cause" as defined in the 1998 Plan (in which case an option will immediately terminate). The 1998 Plan further authorizes the Committee to establish later expiration dates for options in certain circumstances, provided that the Committee may not extend an option beyond the original term of such option.

  Restricted Stock Awards. As part of a Management Recognition Plan, the Committee is authorized to make awards of common stock on such terms and conditions and subject to such restrictions, if any (whether based on performance standards, periods of service or otherwise), as the Committee may determine. Restrictions may include repurchase or forfeiture rights in favor of Heritage.

  Transferability. No Award under the 1998 Plan will be assignable or otherwise transferable, other than by will or the laws of descent and distribution, and, during the recipient's lifetime, may be exercised only by the recipient of the Award.

  Amendment and Termination of the 1998 Plan. The 1998 Plan may be modified, amended or terminated by the Board of Directors, except that shareholder approval is required for any amendment that(i) increases the number of shares subject to the 1998 Plan (other than in connection with certain automatic adjustments such as stock splits) or (ii) requires shareholder approval under applicable law or regulation.

  Adjustment of Shares. In the event of any changes in the outstanding stock of Heritage by reason of stock dividends, stock splits, or any other increase or decrease in the number of shares of Heritage's common stock effected without receipt of consideration by Heritage (except conversion of convertible securities), the Committee, subject to any required action by the shareholders, shall make proportional adjustments in (i) the maximum number of shares subject to the 1998 Plan; (ii) the number of securities subject to any outstanding Award; and (iii) the per share price of such securities. The determination by the Committee of the applicable adjustments is final.

  Corporate Transactions. In the event of a merger or consolidation or a sale of substantially all the assets or a liquidation or dissolution of Heritage, all outstanding options will immediately vest and all restricted stock award shares will be released from escrow. The Committee may, in certain circumstances and in its sole discretion, terminate all outstanding Awards after proper notice affording holders a 60-day period in which to exercise their options.

FEDERAL INCOME TAX CONSEQUENCES

  The federal income tax consequences to Heritage and to any person granted an Award under the 1998 Plan under the existing applicable provisions of the Code and the regulations thereunder are substantially as follows:

  Nonqualified Stock Options. No income will be recognized by a participant upon the grant of NSO so long as the exercise price is equal to the fair market value of Heritage common stock on the date of grant. On the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price and Heritage will be allowed a deduction in such amount. Upon a later sale of those shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. If payment of the option exercise price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares' holding period will begin on the day after the exercise date. If the optionee uses already-owned shares to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the already owned shares. The optionee's tax basis of the already-owned shares will be carried over to the equivalent number of shares received upon exercise; the tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the date after the exercise date.

  Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for Heritage. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either Heritage's Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and stockholder and Board of Directors approval is obtained. The 1998 Plan has been drafted to allow compliance with those performance-based criteria.

  Incentive Stock Options. The same rules apply to an ISO that is exercised more than three months after the optionee's termination of employment (or more than twelve months thereafter in the case of permanent and total disability, as defined in the Code). Upon the exercise of an ISO during employment or within three months after the optionee's termination of employment (or within twelve months thereafter in the case of permanent and total disability as defined in the Code), for federal tax purposes the optionee will recognize no income at the time of exercise (although the optionee at that time will have income for alternative minimum income tax purposes as if the option were an
ISO) and no deduction will be allowed to Heritage for federal income tax purposes in connection with the grant or exercise of the option. If the acquired shares are sold or exchanged after the later of (a) one year after the date of exercise of the option and (b) two years after the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option price wilt be taxed to the optionee as a long-term capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option price paid (or, generally, if less, the excess of the amount realized on the sale of the shares over the price), and the optionee will have capital gain or loss, long-term or short-term, as the case may be, in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares and (ii) the option price paid by the optionee (increased by the amount of ordinary income, if any, so recognized by the optionee on the transaction).

  Restricted Stock Awards. Upon the receipt of shares under stock awards subject to vesting and other substantial restrictions, a participant generally will recognize taxable ordinary income when the shares cease to be subject to such restrictions in an amount equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for such shares. However, within 30 days after the date the shares are received, a participant may elect under Section 83(b) of the Code to recognize taxable ordinary income at the time of receipt in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares and any appreciation after the date of the transfer will be taxed as long-term or short-term capital gain when the shares are sold. In that case, no additional income will be recognized by a participant upon the lapse of restrictions on the shares and any appreciation after the date of the transfer will be taxed as long or short-term capital gain when the shares are sold. However, if the shares are subsequently forfeited, a participant may not deduct the ordinary income recognized at the time of receipt of the shares and the participant will have a capital loss equal to the amount, if any, paid for such shares.

  Upon the receipt of shares that are not subject to restrictions, other than restrictions on transfer, a participant generally will recognize taxable ordinary income at the time of receipt. The participant's holding period for the shares will begin at the time taxable income is recognized under these rules, and the tax basis in the shares will be the amount of ordinary income so recognized plus the amount, if any, paid for the shares. Any dividends received on the restricted shares prior to the date the participant recognizes income as described above will be taxable ordinary income when received.

AWARDS UNDER THE 1998 PLAN

  No Awards have been made under the 1998 Plan. Since Awards under the 1998 Plan are discretionary, Heritage cannot currently determine the number of shares that will be subject to Awards in the future pursuant to the 1998 Plan.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1998 PLAN.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of KPMG Peat Marwick LLP performed the audit of the consolidated financial statements of Heritage and its subsidiaries for the year ended June 30, 1998. The Audit and Finance Committee has recommended that KPMG Peat Marwick LLP be retained as independent auditors of Heritage and its subsidiaries for the 1999 fiscal year, subject to management approval of the terms of an engagement letter with that firm. Shareholders are not required to take action on this retention. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting. They will be given the opportunity to present a statement if they so desire and will be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders of Heritage, expected to be held on October 21, 1999, must be received by Heritage for inclusion in the Proxy Statement and form of Proxy relating to that meeting by May 1, 1999.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters should properly come before the Annual Meeting, it is the intention of the persons appointed in the Proxy to vote the shares represented the Proxy in accordance with recommendations of management on such matters.

  WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU THEN MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                                   EXHIBIT A

               1998 STOCK OPTION AND RESTRICTED STOCK AWARD PLAN
                                      OF
                        HERITAGE FINANCIAL CORPORATION

  1. PURPOSE OF THE PLAN. The purpose of this Plan is to provide additional incentives to and recognition of employees and directors of Heritage Financial Corporation, Heritage Savings Bank, North Pacific Bank and future Subsidiaries, if any, thereby helping to attract and retain the best available personnel for positions of responsibility with said corporations and otherwise promoting the success of the business activities of said corporations. It is intended that the incentives will be in the form of Options which shall constitute either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock options, or restricted stock awards of Common Stock, or both.

  2. DEFINITIONS. As used herein, the following definitions shall apply:

    a. "Award" means an award or grant made to a Participant pursuant to the Plan, including awards or grants of Options, Restricted Stock Awards or any combination of the foregoing.

    b. "Board" shall mean the Board of Directors of the Employer.

    c. "Bank" shall mean Heritage Savings Bank, a Washington savings bank.

    d. "Change in Control" shall mean an event deemed to occur if and when:

      (1) an offeror other than the Employer purchases shares of the Common Stock of the Employer or the Bank pursuant to a tender or exchange offer for such shares;

      (2) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Employer or the Bank representing twenty five (25%) percent or more of the combined voting power of the Employer's or the Bank's then outstanding securities;

      (3) the membership of the Board of Directors of the Employer or the Bank changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of adoption of this Plan) do not constitute a majority of the Board at the end of such period; or

      (4) shareholders of the Employer or the Bank approve a merger, consolidation, sale or disposition of all or substantially all of the Employer's or the Bank's assets or a plan of partial or complete liquidation. If any of such events (1)-(4) occur, the Board shall determine the effective date of the Change in Control resulting therefrom.

    e. "Code" shall mean the Internal Revenue Code of 1986, as amended.

    f. "Common Stock" shall mean the Employer's no par value common stock.

    g. "Committee" shall mean the Board or the Committee appointed by the Board in accordance with subsection 4.a. of the Plan.

    h. "Continuous Status" shall mean the absence of any interruption or termination of service as an Employee or Director, as the case may be. Continuous Status shall not be considered interrupted in the case of sick leave, military leave, or any other approved leave of absence, except, in the case of Employees, as provided under applicable Incentive Stock Option Rules.

    i. "Director" shall mean any person who has been elected or appointed as a member of the Board of Directors of the Employer and who occupied that position at the date an Award was granted to such person.

    j. "Employee" shall mean any person employed by the Employer or any Parent or Subsidiary of the Employer which now exists or is hereafter organized or is acquired by the Employer.

    k. "Employer" shall mean Heritage Financial Corporation, a Washington corporation.

    l. "Exchange Act" shall mean the Securities Exchange Act of 1934.

    m. "Holder" means a Participant to whom an Award is granted or, for a Holder who has died, the personal representative of the Holder's estate, or the person(s) to whom the Holder's rights under the Award have passed by will or the applicable laws of descent and distribution.

    n. "Incentive Stock Option" shall mean an Option intended to satisfy
  Section 422 of the Code.

    o. "Nonqualified Stock Option" shall mean an Option other than an Incentive Stock Option.

    p. "Option" shall mean a stock option granted pursuant to the Plan. Options shall include both Incentive Stock Options and Nonqualified Stock Options, as the context requires.

    q. "Optioned Stock" shall mean the Common Stock subject to an Option.

    r. "Optionee" shall mean a Participant who is granted an Option.

    s. "Parent" shall mean any corporation having a relationship with the Employer as described in Section 424(e) of the Code.

    t. "Participant" means an Employee or Director of, and any individual to whom an offer of employment has been made by, the Employer or any Parent or Subsidiary of the Employer, and to whom an Award has been made.

    u. "Plan" shall mean this Stock Option and Restricted Stock Award Plan.

    v. "Restricted Stock Award" shall mean shares of Common Stock granted under Section 7 of the Plan, the rights of ownership of which are subject to restrictions prescribed by the Committee.

    w. "Rule 16b-3" shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule in effect from time to time.

    x. "SEC" shall mean the Securities and Exchange Commission.

    y. "Shareholder-Employee" shall mean an Employee who owns, at the time an Incentive Stock Option is granted, stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Employer or of any Parent or Subsidiary. For this purpose, the attribution of stock ownership rules provided in Section 424(d) of the Code shall apply.

    z. "Subsidiary" shall mean any corporation having a relationship with the Employer as described in Section 424(f) of the Code.

  3. STOCK SUBJECT TO THE PLAN.

    a. NUMBER OF SHARES AVAILABLE FOR DELIVERY. The maximum number of shares available for delivery to a Participant pursuant to the Plan shall be equal to the sum of (i) 461,125 shares of the Common Stock of the Employer (subject to adjustment as provided in Section 9 of the Plan) and (ii) any shares of Common Stock that are subject to options or awards granted under any prior stock option or award plan of the Employer which are forfeited, expire or are canceled without the delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Employer. The maximum number of shares that may be delivered through exercise of Options is 395,000 plus any forfeited, expired or canceled option shares granted under any prior stock option or award plan of the Employer. The maximum number of shares that may be issued as Restricted Stock Awards as part of a Management Recognition Plan is 66,125 plus any forfeited, expired or canceled award shares granted under any prior stock option or award plan of the Employer. During the term of this Plan, the Employer will at all times reserve and keep available a sufficient number of shares of its Common Stock to satisfy the requirements of the Plan.

    b. EXPIRED, FORFEITED, TERMINATED OR CANCELED OPTIONS OR AWARDS. All as may be limited by Rule 16b-3 or Code Section 162(m): (1) if any outstanding Option expires, is forfeited, canceled, terminated, otherwise becomes unexercisable for any reason without having been exercised in full, or is exercised through the delivery of Common Stock, the shares of Common Stock allocable to the unexercised portion of such Option shall again become available for delivery as Awards under the Plan;
  (2) any Restricted Stock Award shares granted under the Plan that are forfeited back to the Employer because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan; and (3) shares issued under the Plan through the settlement, assumption or substitution of outstanding Awards, or obligations to grant future Awards as a result of acquiring another entity, shall not reduce the maximum number of shares available for delivery under the Plan.

  4. ADMINISTRATION OF THE PLAN.

    a. THE COMMITTEE. The Plan shall be administered by the Board directly, acting as a Committee of the whole, or, if the Board elects, by a separate Committee appointed by the Board for that purpose and consisting of at least three Board members. All references in the Plan to the "Committee" shall refer to such separate Committee, if any is established, or, if none is then in existence, shall refer to the Board as a whole. Once appointed, any such Committee shall continue to serve until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause), appoint new members in substitution therefor, and fill vacancies however caused. In appointing members to such Committee, the Board shall consider whether to appoint individuals qualifying as (1) "outside directors," as such term is used in Section 162(m) of the Code, and (2) "non-employee directors" as such term is used in Rule 16b-3.

    The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as the chairman or a majority of the Committee may determine.

    At least annually, the Committee shall present a written report to the Board indicating the Participants to whom Awards have been granted since the date of the last such report, and in each case the date or dates of Awards granted, the number of shares awarded, and the Award price per share.

    At all times, the Board shall have the power to remove all members of the Committee and thereafter to administer the Plan directly as a Committee of the whole.

    b. POWERS OF THE COMMITTEE. Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have the authority and discretion to:

      (1) determine the Participants to whom Awards are to be granted, the type of Awards granted, the times of grant, and the number of shares to be represented by each Award;

      (2) determine the Award price for the shares of Common Stock to be issued pursuant to each Award, subject to the provisions of subsection 6.b. of the Plan, and the date and other conditions upon which each Option becomes exercisable (including provisions related to vesting) and each Restricted Stock Award is granted;

      (3) determine all other terms and conditions of each Award granted under the Plan, which need not be identical;

      (4) determine whether, and to what extent, and under what circumstances, Awards may be settled or exercised in cash, Common Stock, other securities, other Awards or other property, or canceled, forfeited or suspended;

      (5) modify or amend the terms of any Award previously granted, or to grant a substitute Award, subject to the provisions of Sections 12 and 13 of the Plan;

      (6) interpret the Plan;

      (7) authorize any person or persons to execute and deliver Award agreements or to take any other actions deemed by the Committee to be necessary or appropriate to effectuate the grant of Awards;

      (8) make all other determinations and take all other actions which the Committee deems necessary or appropriate, including without limitation adopting rules and procedures regarding the Plan and administering the Plan in accordance with its terms and conditions, and

      (9) determine whether an Award contemplated to be made by the Committee might result in the payment of employee remuneration which might exceed the limit on employee remuneration deductible by the Employer under Code Section 162(m), and in such event, to elect to grant such Award and administer the Plan consistent with the requirements for ensuring deductibility of remuneration associated therein.

  All actions of the Committee shall be either by (i) a majority vote of the members of the full Committee at a meeting of the Committee, or (ii) by unanimous written consent of all members of the full Committee without a meeting thereof, or in such other manner as is authorized by Rule 16b-3.

  All decisions, determinations and interpretations of the Committee shall be final and binding upon all persons, including all Participants receiving Awards and any other Holders or persons interested in any Awards, unless otherwise expressly determined by a vote of the majority of the entire Board. No member of the Committee or of the Board shall be liable for any action or determination made in good faith regarding the Plan or any Award.

  5. ELIGIBILITY. Awards may be granted only to Participants who the Committee, in its discretion, from time to time selects; provided that only Employees may be awarded Incentive Stock Options.

  Granting of Awards pursuant to the Plan shall be entirely discretionary with the Committee, without any obligation to provide uniform treatment to Participants. The adoption of this Plan shall not confer upon any Participant any right to receive any Award or Awards pursuant to the Plan unless and until said Awards are granted by the Committee, in its sole discretion. Neither the adoption of the Plan nor the granting of any Awards pursuant to the Plan shall confer upon any Participant any right with respect to continuation of employment or other relationship with the Employer or any Parent or Subsidiary of the Employer, nor shall same interfere in any way with the Participant's right or with the right of the Employer or any Parent or Subsidiary of the Employer to terminate the employment or other relationship at any time.

  6. TERMS AND OTHER CONDITIONS OF OPTIONS. All Options granted pursuant to the Plan must be authorized by the Committee, and must be documented in written agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to all of the following terms and conditions, unless waived or modified by the Committee:

    a. NUMBER OF SHARES; ANNUAL LIMITATION. Each Option agreement shall state whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and the number of shares subject to Option. The aggregate number of shares of common stock that may be issued to any Participant pursuant to any Award under this Plan, during any one calendar year, shall not exceed 20% of the aggregate number of shares specified in Section 3a, and, in addition, in the case of Incentive Stock Options, the aggregate fair market value (determined as of the time each Option is granted) of all shares of Common Stock with respect to which Incentive Stock Options become exercisable for the first time by an Employee in any one calendar year (under all incentive stock option plans of the Employer, its Parent and all of its Subsidiaries taken together) shall not exceed $100,000.

    b. OPTION PRICE AND CONSIDERATION. The Option price for the shares of Common Stock to be issued pursuant to the Option shall be such price as is determined by the Committee, but shall in no event be less than the fair market value of the Common Stock on the date of grant of an Incentive Stock Option. Further, in the case of an Incentive Stock Option granted to an Employee who, immediately before the grant of such Incentive Stock Option, is a Shareholder-Employee, the Incentive Stock Option price shall be at least 110% of the fair market value of the Common Stock on the date of grant of the Incentive Stock Option. The fair market value shall be determined by the Committee in its discretion; provided, however, that in the event that there is a public market for the Common Stock, the fair market value shall be the closing transaction price of the Common Stock as of the date of grant as reported on the National Association of Securities Dealers Automated Quotation System (Nasdaq), or, in the event the Common Stock is listed on a stock exchange, fair market value shall be the closing transaction price on the exchange as of the date of grant of the Option.

    The Option price shall be payable either:

      (1) in United States dollars; or

      (2) such other consideration of comparable value deemed to be acceptable by the Committee, including without limitation Common Stock (by either actual delivery of shares or by attestation) with such Common Stock valued at fair market value as of the day of exercise, other securities, other Options or other property.

    c. TERM OF OPTIONS. Notwithstanding anything to the contrary in this Plan or in any Options, no Incentive Stock Option granted pursuant to the Plan shall in any event be exercisable after the expiration of ten (10) years from the date such Option is granted, except that the term of an Incentive Stock Option granted to an Employee who, immediately before such Incentive Stock Option is granted, is a Shareholder-Employee, shall be for not more than five (5) years from the date of grant thereof. Subject to the foregoing and other applicable provisions of the Plan, including, but not limited to, subsection 6.e. herein, the term of each Option, and other conditions with respect to exercise, shall be determined by the Committee in its discretion.

    Except as otherwise specifically provided in this Plan, all Options granted hereunder:

      (1) shall require that the Optionee maintain Continuous Status from the date of grant through and including the date of exercise; and

      (2) shall terminate upon termination of the Optionee's Continuous Status, notwithstanding any contrary term in the Option, except as such term is consistent with this Plan.

    d. MANNER OF EXERCISE; CASHLESS EXERCISE. An Option shall be deemed to be exercised when written notice of exercise has been given to the Employer in accordance with the terms of the Option by the person entitled to exercise the Option. The full Option price for the shares of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise, except that, in the case of a cashless exercise arrangement approved by the Committee (and described below), payment may be made as soon as practicable after the exercise.

    The Committee may, in its discretion, allow for the cashless exercise of an Option whereby an Optionee can exercise an Option or a portion thereof by authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Employer a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise. Any cashless exercise shall be subject to:

      (1) the requirements of Rule 16b-3, federal income tax laws, and any other applicable laws;

      (2) the terms of any written agreements executed in connection with the grant of any such Option; and

      (3) any procedures and policies established from time to time by the Committee.

    e. DEATH OF OPTIONEE. In the event of the death of an Optionee who, until death, had been in Continuous Status since the date of grant of the Option, the Option shall terminate on the earlier of (1) one year after the date of death of the Optionee or such later date as may be set in the discretion of the Committee and (2) the expiration date otherwise provided in the Option agreement, but in no event sooner than three months following the Optionee's death. Any Option exercisable under this subsection 6.e., may be exercised by the Holder.

    f. DISABILITY OF OPTIONEE. If an Optionee's Continuous Status is terminated at any time during the Option period by reason of a disability (within the meaning of Section 22(e)(3) of the Code) any Incentive Stock Option then held by the Optionee shall terminate one year after the date of termination or, if earlier, the expiration date otherwise provided in the Option agreement. If the Optionee's Continuous Status terminates by reason of disability, any Nonqualified Stock Option held by the Optionee shall terminate on the expiration date provided in the Option, or if no such date is provided, then such Option shall terminate one year after the date of termination.

    g. TERMINATION OF STATUS AS A PARTICIPANT. If an Optionee's Continuous Status is terminated at any time after the grant of an Option for any reason other than death or disability as provided in subsections 6.e. and
  f. above, and not by reason of fraud or willful misconduct as provided below, such Optionee's Option(s) shall terminate on the expiration date(s) provided in the Option(s), or, if no such date is provided, then such Option(s) shall terminate on the same day of the third month after the date of termination.

    If an Optionee's Continuous Status is terminated at any time after the grant of an Option by reason of fraud or willful misconduct, then all of such Optionee's Options shall terminate on such termination date.

  7. TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS

  The Committee is authorized to make Restricted Stock Awards as part of a Management Recognition Plan to Participants on such terms and conditions and subject to such restrictions, if any (whether based on performance standards, periods of service or otherwise), as the Committee shall determine, which terms, conditions and restrictions shall be documented in written agreements in such form as the Committee shall from time to time approve. The terms, conditions and restrictions that the Committee shall have the power to determine shall include, without limitation, the manner in which shares subject to Restricted Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of Restricted Stock Award shares shall occur by reason of termination of Participant's relationship with the Employer or any Parent or Subsidiary of the Employer.

  Notwithstanding any other provisions of the Plan, the Committee may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Restricted Stock Award under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

  8. NON-TRANSFERABILITY OF AWARDS. No Award granted pursuant to the Plan may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.

  9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Employer, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock available for grant of additional Awards, and the price per share of Common Stock specified in each outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split or other subdivision or consolidation of shares, the payment of any stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Employer; provided, however, that conversion of any convertible securities of the Employer shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

  No Incentive Stock Option shall be adjusted by the Committee pursuant to this Section 9 in a manner that causes the Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

  Except as otherwise expressly provided in this Section 9, no Holder of an Award shall have any rights by reason of any stock split or the payment of any stock dividend or any other increase or decrease in the number of shares of Common Stock. Except as otherwise expressly provided in this
Section 9, any issuance by the Employer of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect the number of shares or price of Common Stock subject to any Awards, and no adjustments in Awards shall be made by reason thereof. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Employer to make adjustments, reclassifications, reorganizations or changes of its capital or business structure.

  10. DATE OF GRANT OF AWARD. The date of grant of an Award shall be, for all purposes, the date on which the Committee makes the determination granting such Award. The date of grant shall be specified in the Award agreement evidencing the Award.

  11. CONDITIONS UPON ISSUANCE OF SHARES. Shares of Common Stock shall not be issued with respect to an Award granted under the Plan unless the issuance and delivery of such shares pursuant thereto complies with all applicable provisions of law, including without limitation the Securities Act of 1933, as amended, the Exchange Act, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Common Stock then may be listed, and shall be further subject to the approval of counsel for the Employer regarding such compliance.

  As a condition to the exercise of an Option or release of Restricted Stock Award shares from escrow, the Employer may require the person exercising such Option or receiving such Restricted Stock Award to represent and warrant at the time of exercise or receipt of the shares that the shares of Common Stock are being acquired only for investment and without any present intention to sell or distribute such Common Stock if, in the opinion of counsel for the Employer, such a representation is required by any provisions of law.

  12. CHANGE IN CONTROL. Except as otherwise provided in the written agreement that evidences an Award, in the event of a Change in Control, all then outstanding Options shall become fully vested and exercisable and all Restricted Stock Award shares be released from escrow as of the effective date of the Change in Control. If, in connection with or as a consequence of a Change in Control the Employer or the Bank is merged into or consolidated with another corporation, or if the Employer or the Bank sells or otherwise disposes of substantially all of its assets to another corporation, then, unless provisions are made in connection with such transaction for the continuance of the Plan or the assumption or substitution of then outstanding Awards with new Awards covering the stock of the successor corporation, or parent or subsidiary thereof, or both, with appropriate adjustments as to the number and kind of shares and prices, the Committee may, in its sole discretion, terminate all outstanding Awards as of a date fixed by the Committee which may be sooner than the originally stated term of the Award. In such event, the Committee shall notify each Holder of such action in writing not less than sixty (60) days prior to the termination dated fixed by the Committee, and each Holder shall have the right to exercise his or her Option up to and including said termination date.

  13. SUBSTITUTE STOCK OPTIONS. In connection with the acquisition or proposed acquisition by the Employer or any Subsidiary, whether by merger, acquisition of stock or assets, or other reorganization transaction, of a business any employees of which have been granted Incentive Stock Options, the Committee is authorized to issue, in substitution of any such unexercised stock option, a new Option under this Plan which confers upon the Optionee substantially the same benefits as the old option; provided, however, that the issuance of any new Option for an old Incentive Stock Option shall satisfy the requirements of
Section 424(a) of the Code.

  14. TAX COMPLIANCE. The Employer, in its sole discretion, may take any actions reasonably believed by it to be required to comply with any local, state or federal tax laws relating to the reporting or withholding of taxes attributable to the grant, exercise, payment or settlement of any Award or the disposition of any shares of Common Stock issued upon exercise, payment or settlement of an Award, including, but not limited, to:

    (1) withholding from any Employee a number of shares of Common Stock having a fair market value equal to the amount required to be withheld by Employer under applicable tax laws, and

    (2) withholding from any form of compensation or other amount due an Employee or holder of shares of Common Stock issued upon exercise of an Option or payment of a Restricted Stock Award, any amount required to be withheld by Employer under applicable tax laws. Withholding or reporting shall be considered required for purposes of this Section 14 if any tax deduction or other favorable tax treatment available to Employer is conditioned upon such withholding or reporting.

  15. OTHER PROVISIONS. The agreements evidencing an Award and executed pursuant to the Plan may contain such other provisions as the Committee shall deem advisable, provided, in the case of Incentive Stock Options, that the provisions are not inconsistent with the provisions of Section 422(b) of the Code or with any of the other terms and conditions of this Plan.

  16. TERM OF THE PLAN. The Plan shall become effective (and grants of Awards may thereafter be made) on the date of adoption of the Plan by the Board or the date of shareholder approval of the Plan as provided in Section 18 of the Plan, whichever is earlier. Any Award granted prior to shareholder approval is fully contingent on such approval being obtained, and shall become void ab initio if shareholder approval is not timely obtained. The Plan will have no fixed expiration date, provided, however, that no Incentive Stock Options may be granted more than ten years after the Plan's effective date.

  17. AMENDMENT OR TERMINATION.

    a. AMENDMENT OR TERMINATION OF THE PLAN. The Board or shareholders may terminate the Plan at any time. The Board may amend the Plan at any time and from time to time in such respects as the Board may deem advisable, except that, without approval of the holders of a majority of the outstanding shares of the Common Stock present and entitled to vote at a duly convened meeting of the shareholders of the Employer, no such revision or amendment shall:

      (1) increase the number of shares of Common Stock subject to the Plan, other than in connection with an adjustment under Section 9 of the Plan; or

      (2) make any other amendments to the Plan that would require shareholder approval under any applicable law or regulation.

    b. AMENDMENT OR TERMINATION OF OUTSTANDING AWARDS. Except as otherwise provided in this Plan or in an agreement evidencing an Award pursuant to the Plan, the Committee may retroactively or prospectively waive any condition or rights under, amend any terms of, or alter, accelerate, suspend, discontinue, cancel or terminate, any Award previously granted; provided, that if any such action would impair the rights of any Holder of the Option, it shall have no effect without the consent of the affected Holder.

  18. SHAREHOLDER APPROVAL. The Plan shall be subject to approval by a majority of the outstanding shares of Common Stock of the Employer present and entitled to vote at a duly convened meeting of the shareholders of the Employer.

                            CERTIFICATE OF ADOPTION

  I certify that the foregoing Plan was adopted by the Board of Directors of Heritage Financial Corporation, on August 17, 1998 and was approved by its
shareholders on               , 1998.

                                          -------------------------------------
                                          Wendy K. Gauksheim, Secretary

                         HERITAGE FINANCIAL CORPORATION
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 15, 1998

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                             BOARD OF DIRECTORS OF
                         HERITAGE FINANCIAL CORPORATION

                       PLEASE SIGN AND RETURN IMMEDIATELY

  The undersigned shareholder of HERITAGE FINANCIAL CORPORATION ("Heritage") hereby nominates, constitutes and appoints Donald V. Rhodes the true and lawful attorney and proxy, with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of Heritage standing in my name and on its books on August 31, 1998 at the Annual Meeting of Shareholders to be held at The Worthington Center, Lacey, Washington, on October 15, 1998, at 11:00 a.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1. ELECTION OF DIRECTORS: Election of three (3) persons to serve on the Board of Directors until 2001.

               [_] FOR all nominees listed below.
               [_] WITHHOLD AUTHORITY TO VOTE for all
                   nominees listed below (in the manner described below).

  INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below.

             John A. Clees    James P. Senna    Peter K. Wallerich

2. APPROVAL OF 1998 STOCK OPTION AND RESTRICTED STOCK AWARD PLAN: Approval of Heritage's 1998 Stock Option and Restricted Stock Award Plan.

               [_] FOR           [_] AGAINST       [_] ABSTAIN

                                  (Continued and to be signed on the other side)

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE.

  Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the October 15, 1998 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxy.

                                             Date:                       , 1998
                                                   ----------------------

                                             ----------------------------------
                                             Signature

                                             ----------------------------------
                                             Signature

                                             NOTE: Signature(s) should agree
                                             with name(s) on Heritage stock
                                             certificate(s). Executors,
                                             administrators, trustees and
                                             other fiduciaries, and persons
                                             signing on behalf of corporations
                                             or partnerships should so
                                             indicate when signing. All joint
                                             owners must sign.